TECHNICAL

REPORT

on the

NIEMETZ PROPERTY

Temagami Area

Sudbury Mining Division

Ontario

46˚, 58΄ North Latitude; 79˚, 57΄ West Longitude

N.T.S. 31 L 13

for

TRYX VENTURES CORP.

by

JOHN R. POLONI, B.Sc., P. Eng.

June 22, 2001

2.0 Table of Contents

3.0 Summary 4

  Introduction and Terms of Reference 5

5.0 Disclaimer 8

6.0 Property Description and Location 8

7.0 Accessibility, Climate, Local Resources, Infrastructure and Physiography 13

7.1 Accessibility 13

7.2 Climate 13

7.3 Local Resources 14

7.4 Infrastructure 14

7.5 Physiography 14

8.0 History 14

8.1 Early History 1880 - 1940 15

8.2 Recent History 1941 - 1996 15

8.2.1 Niemetz C.J. 15

8.2.2 Nickel Rim Mines Ltd. 16

8.2.3 Sturdy Mines Ltd. 17

8.3 Post Land Caution Removal 18

9.0 Geological Setting 21

9.1 Regional Geology 21

9.2 Structural Geology 29

9.3 Local Geology 30
  Deposit Types - Target Models 33

11.0 Mineralization 33

12.0 Issuer Exploration 34

12.1 Survey Grid 34

12.2 Magnetometer Survey 34

12.3 Horizontal Loop EM Survey 35

12.4 Prospecting - Rock Sampling 36

12.5 Gradient Realsection TDIP Resistivity Survey 37

13.0 Drilling 43

14.0 15.0 16.0 Prospecting Samples and Approach, Sample Preparation,
Analysis and Security and Data Verification 43

  Adjacent Properties 43

  Mineral Processing and Metallurgical Testing 44
  Mineral Resource and Mineral Reserve Estimates 44
  Other Relevant Data and Information 44
  Interpretation and Conclusions 44
  Recommendations 45
    Cost Breakdown - Program Budget 46
  References 47
  Certificate of Author 48

25.0 Maps, Assay Data 50

List if Tables:

Table #1 Claim Data 9

Table #2 Niemetz Showing - Drill Holes Amphibolite Bay 15

Table #3 Niemetz Showing Drill Holes 16

Table #4 Geology Northeast Temagami Area after Bennet G. 1978
Report #163 31

Table #5 Rock Chip Samples 18

Table #6 Selected Chip Samples 36

Table #7 Quantec Geoscience Inc. - Recommended Diamond Drill
Hole Targets 42

List of Plates, Plans:

Plate #1 Map 2361 Sudbury-Cobalt (Greenstone Belt) 24

Plan #1 Key Map 7

Plan #2 Location Map 10

Plan #3 Property Location Map 11

Plan #4 Property Area - Historical Drilling 12

Plan #5 Regional Geology Map 20

Plan #6 Property Geology 26

Plan #6b Legend 28

3.0 Summary

The Niemetz property of Tryx Ventures Corp. consisting of 33 units (1300 acres) in twelve contiguous unpatented claims is located in Briggs Township in the Sudbury Mining Division, approximately 16 kms. southwesterly of the Town of Temagami and 50 kms south of the Town of Cobalt, in northeastern Ontario.

The property is owned by Mr. Gino Chitaroni, Mr. Brian Youngs, and Mr. Tom von Cardinal. Tryx Ventures Corp. has entered into an Option Agreement with the owners to acquire 100% interest, subject to a 3% Net Smelter Royalty, staged payments of $60,000.00 and work commitments totaling $220,000.00 by February 15, 2003.

The claims cover the contact area between granitoid rocks of the Iceland Lake Pluton and a complex interfingering of quartz porphyry, quartz feldspar porphyry and felsic and mafic intermediate metavolcanics all within the Temagami Greenstone Belt.

The property covers two gold-copper mineral occurrences described in Governmental reports as the H. Niemetz (48) and the Snowshoe Lake (49) showings. In 1974 H. Niemetz completed eight shallow diamond drill holes on the Niemetz showing with the initial hole #1 averaging 0.24% Cu and 0.05Au oz/T for 34.8 feet. In this interval two sections returned values of 1.0 feet at 0.65% Cu and 0.12 Au oz/T and 6.3 feet at 0.76% Cu and 0.19 Au oz/T. Sludge samples in holes 1A and 1B from this immediate area assayed 0.358 Au oz/T for 1.5 feet and 0.396 Au oz/T for 3.0 feet, respectively. Rock chip samples collected by the author from this showing assayed 0.231 Au oz/T, 0.27% Cu for 12.0 feet and 0.033 Au oz/T, 0.13% Cu for 3.0 feet.

Two rock chip samples taken by the author from the Snowshoe Lake occurrence assayed 0.125 Au oz/T, 1.29% Cu and 0.151 Au oz/T, 1.24% Cu for 7.0feet and 8.0 feet respectively.

During the spring and summer of 2000 the company completed under contract the establishment of a cut-line survey grid, a magnetometer survey, a horizontal loop EM survey, prospecting and a Gradient Realsection TDIP Resistivity survey over much of the property. The objectives of these surveys were to define resistivity and chargeability signatures with or without magnetic response which could be associated with precious or base metal mineralization, and outline in detail the known mineral occurrences.

These examinations using a target model based on the Temagami-type shear hosted Au-Cu bearing disseminated to massive stringer sulphides as well as magmatic P.G.E. bearing Cu-Ni-Co sulphide mineralization appears to have met with excellent success.

The property has limited outcrop exposure.

Magnetic high anomalies are defined in the areas of both the Niemetz and the Snowshoe Lake mineral occurrences and elsewhere on the property. Weak HLEM conductors, ten in number, have been defined but their nature would tend to indicate that no near surface massive sulphide body of significant size has been outlined, however the presence of stringer and disseminated mineralization should not be discounted as these do not respond well with HLEM methods.

The Gradient Realsection TDIP/Resistivity Survey completed by Quantec Geoscience Inc. in October, 2000has defined at least three (3) high priority targets and ten (10) second priority targets that require follow-up surveys and diamond drilling. Both the Niemetz and Snowshoe Lake showings warrant follow-up drill testing because of significant nearby IP anomalies. Priority zones as defined by Quantec are A΄, B΄ - B΄΄, C and D-D΄.

With the availability of funding, the program consisting of fill-in IP, power stripping and washing, detailed geological mapping and rock sampling, and diamond drilling will require approximately three months for completion at an estimated cost of $212,000.00 as a preliminary phase.

4.0 Introduction and Terms of Reference

The property is situated in the southwest corner of Briggs Township, approximately 5 km. easterly of the former producer, Teck Corporation Copperfields Mine (1956-1979), with a production of 684,000 tons at 6.48% Cu and 0.2 Au oz/ton. Current reserves at Copperfields are stated as being 1,250,000 tons at 0.78% Cu, 0.58% Ni, and 0.07% Co.

The claims cover the known Niemetz gold-copper occurrence and the Snowshoe Lake gold-copper occurrence, which were examined in a cursory manner in the 1950-1970's with trenching, sampling and a limited amount of drill testing. With emplacement of the Temagami Land Caution in 1978, which was lifted Sept. 17, 1996, no exploratory surveys were undertaken during that period.

The claims were located in 1996 and assessment requirements were maintained by the owners including work under a 1999 OPAP government grant of $15,000.00.

The purpose of this report is to describe recent exploration undertaken by the company in the year 2000. Various contractors contributed to the exploration surveys, including Meegwich Consultants Inc. for establishment of the survey grid, magnetometer, and Horizontal Loop E.M. surveys; Tom von Cardinal and Gino Chitaroni (Geologist) completing prospecting and geology; and Quantec Geoscience Inc. undertaking a Gradient Realsection TDIP Resistivity survey.

In preparing the report the author reviewed the historical data of work completed by Niemetz in 1951 and 1975, Nickel Rim Mines in 1965, Sturdy Mines in 1970, and reports completed by contractors on behalf of Tryx Ventures Corp.

The author was requested by the company to undertake the review of historical exploration and to conduct and supervise the work programs completed in 2000 and to recommend if warranted further work.

Property visits were made by the author during the periods March 29-31, 2000 - one day review of geophysical field work, May 23-28, 2000 - three days examining geology and rock sampling on the property, and logistics in the Temagami area, and June 17-23, 2000 - three days field examination of magnetic and HLEM conductor areas and two days of data review and program planning for the Induced Polarization surveys.

5.0 Disclaimer

In completion of the report the author has examined and analyzed the technical information reported on by survey contractors and utilized data where pertinent for a detailed evaluation of the property

Contractors who performed work on the property are:

Quantec Geoscience Inc.: Induced Polarization Real Section TDIP/Resistivity Survey

Reported by Perparim Alidaj PHD, and Jean M. Legault P.Eng. (On)

Meegwich Consultants Inc.: Magnetometer and HLEM surveys and line grid establishment

Reported by D. Laronde, diploma in Geology Engineering Technology. Mr. Laronde is not registered and thus is not a qualified person with respect to 43-101.

Blackstone Developments Inc.:

Prospecting and Geology

Reported by G. Chitaroni, B.Sc.Geology

Mr. Chitaroni is not registered and thus is not a qualified person with respect to 43-101.

Mr. Laronde and Mr. Chitaroni do not have standing as professional engineers but are known to the writer and are well qualified to perform the programs on which they reported.

The contractors have agreed to the use of the report data which they generated for the purpose of completion of the qualifying report by the author.

Historical and geological information was obtained from governmental reports and assessment and company reports prepared for H. Niemetz, Nickel Rim Mines, and Sturdy

Mines, which are in the public domain.

6.0 Property Description and Location

The property consists of thirty-three contiguous units of 40 acres for a total of approximately 1320 acres in a group of 12 unpatented mining claims situated in the southwest corner of Briggs Township in the Sudbury Mining Division of Ontario, at 46 degrees, 58 North Latitude; 79 degrees, 57 West Longitude. The towns of Cobalt and Temagami are situated approximately 50 km. north and 16 km. northeast of the claims, respectively.

The company has entered into an option agreement with the vendors, Mr. Gino Chitaroni, Mr. Brian Youngs and Mr. Tom von Cardinal to purchase an undivided 100% interest in the claims under the following terms:

  Making cash payments to the Vendors:

a)$10,000.00 upon execution

b)$15,000.00 on or before the day 13 months from when the shares are called for trading

c)$15,000.00 on or before the day 12 months from b) above

d)$20,000.00 on or before the day 12 months from c)above

2. The company spending not less than

a)$100,000.00 on or before Feb. 15,2001

b)an additional $120,000.00 on or before Feb. 15,2003

The vendors will retain a 3% net smelter return royalty of which the company can purchase a) 1/6 of the royalty for $500,000.00

b)1/6 of the royalty for $500,000.00 in addition

c) 1/6 of the royalty for $500,000.00 in addition

d)1/6 of the royalty for $500,000.00 in addition

Table #1 Claim Data:

Township Units Record No. Expiry Date

Briggs 1 1197570 Nov.19, 2004

" 4 1229493 Oct. 19,2004

" 3 1230613 Oct. 16, 2004

" 2 1230653 Nov. 9, 2004

" 3 1230655 Dec. 2, 2004

" 1 1230656 Dec. 2, 2004

" 7 1230657 Dec. 2, 2003

" 3 1230658 Dec. 16, 2003

" 1 1230660 Dec. 2, 2004

" 1 1230661 Nov.19, 2004

" 6 1230671 Nov.12, 2003

" 1 1240178 Feb. 16, 2005

Total 33 Units (acres for the areas are not provided in Ontario)

The standard claim size in Ontario is 1/4 mile x 1/4 mile and established as 40 acres for a full sized unit. Claims on the Niemetz property do not always conform to rectangular blocks of single or multiple units because the southerly property boundary is along the sinuous Temagami Mine access road and also parts of certain claims are locations of previously existing claim fractions.

No legal survey has been completed to date but could be required in the future.

There are presently no environmental liabilities known to the author to which the property is subject.

The Temagami Mine access road forms the south property boundary. To the south of the road in Briggs and Yates Townships certain lands have been dedicated to the Temagami First Nations for possible land claim settlements.

Along the southerly shoreline of the Northeast Arm of Temagami Lake, a skyline reserve area has been designated. Exploration can be undertaken but for what is termed "Disruptive Exploration" a permit must be issued. This is described as work that could be exposed to the lakeshore and would require permitting.

Prior to the initiation of exploratory surveys on areas divorced from the skyline reserve specific permitting is not necessary but the Ministry of Labour, the Ministry of Northern Development and Mines, and the Ministry of Natural Resources are to be informed.

It is a courtesy to contact the Municipality of Temagami and also the Temagami First Nations as to proposed activities

7.0 Accessibility, Climate, Local Resources, Infrastructure and Physiography

Property access, climatic conditions, local resources, infrastructure and physiography pose no adverse problems pertaining to the property.

7.1 Accessibility

The property is accessed from Highway #11, 6 kms. south of the town of Temagami, via a well maintained gravel road, the Lake Temagami access road. At a distance of 11.8 km along the access road an old logging trail extends north through a gravel pit to the Niemetz showing, a distance of approximately 1/2 mile. The Snowshoe Lake occurrence is located 2.0 km east of the gravel pit access along the edge of the road.

7.2 Climate

Climatic conditions are typical for easterly areas of the clay belt of Northern Ontario with hot humid summers (temperatures 15-30) with ample rainfall, and cold winters (temperatures (0 - -30) with moderate snowfall.

    Local Resources

    The town of Temagami exists principally as a tourist resort center with numerous cottages located along the shores of Lake Temagami. In the recent past mining activities at Teck Corporation Copperfield mine and the Sherman iron mine were beneficial additions to the local economy. Logging activities have also added to that economy but presently are reduced in nature. The local labour pool is small.

    Infrastructure

    Good access is available to the hydro electric power grid and the northern Ontario natural gas line which supply the town of Temagami and northern Ontario. The Ontario Northern rail line parallels Highway #11 and has facilities in the town. At one time the area was the center of an active mining environment but presently little exists, which necessitates that all exploration and mining equipment and supplies must be obtained from Cobalt, Kirkland Lake, Timmins and Sudbury. There are adequate sites on the property for potential tailings storage, waste disposal, heap leach pads, and plant sites.

    Physiography

Lake Temagami and most of other lakes and streams within the area of the property form part of the drainage basin of Lake Nipissing to the south. To the north and east, Kanichee Lake, Net Lake and most other lakes east of Highway #11 drain eastward into Lake Temiskaming. Elevation at Temagami is 962 feet above sea level.

The Temagami area generally has only a thin veneer of soil cover influenced in part by products of glaciation. Drainage patterns are largely controlled by pronounced bedrock structural features. Maximum topographic relief in the area is about 90 metres with slopes being gentle. Steeper slopes or scarps are locally developed in areas underlain by Nipissing diabase.

The Niemetz property exhibits gently rolling terrain with infrequent abrupt drops in elevation close to the Northeast Arm of Lake Temagami. Hills and gullies generally trend NE-SW which is the main structural fabric in the area. The property has been logged and is presently covered with a variety of small trees consisting of Fir, Spruce, Cedar, Birch, and Willow. There is ample water for drilling requirements.

  History

The geological history of the area dates from the initial governmental mapping in 1887 to a detailed report by G. Bennett in 1978, interspersed from 1951 to 1974 with exploratory surveys by various owners and optioners on claims including those presently held by the issuer. During the period 1978 to 1996 a "land caution" was imposed by the government on certain townships within the Temagami - Matachewan areas Larder Lake mining division, restricting mineral development and retaining the land as a possible settlement for First Nation land claims. The caution was lifted in 1996 and the property was staked.

8.1 Early History (1880-1941)

The Lake Nipissing and Lake Temagami area was geologically mapped by A.E. Barlow between 1887 and 1895 with a final report and map being published in 1907. The northeast Temagami area was included.

In 1901, W.G. Miller examined the iron formation of the area providing a more detailed description. These deposits became the Sherman Mine. The Big Dan arsenic deposit and others at Arsenic Lake as well as the Kanichee deposit were examined and described by C.W. Knight in 1919.

Further examinations of the area were completed by E.W. Todd in 1925, and W.S. Savage in 1934. During 1941, W.W. Moorhouse completed mapping of Strathcona and Briggs Townships and several surrounding townships.

    Recent History (1941-1996)

Report 163, Ontario Geological Survey, "Geology of the Northeast Temagami Area", District of Nipissing prepared by G. Bennett in 1978, appears to be the most detailed description of the geology and mineral occurrences of the area.

Exploration in southwestern Briggs Township and adjacent Yates, Joan, and Phyllis Townships has been for a copper and nickel bearing pyrite zone at the base of the sill of Temagami Island diorite. Gold and platinum group minerals are reported.

8.2.1 Niemetz

C.J. Niemetz held claims in southwestern Briggs Township in 1941 when Moorhouse, W.W. was undertaking his mapping. These claims were located between Amphibolite Bay and Snowshoe Lake. Six diamond drill holes were completed near Amphobilite Bay for a total footage of 812 feet. Drill hole locations were approximately 1.5 km west of claim #1230613. Drill hole data is as Follows:

Table #2 Niemetz Showing Drill Holes Amphibolite Bay

Hole # Depth (Feet) Dip Bearing Interval (Feet) %Cu %Ni

1 108 -45 N15W 63.0-88.5=25.5 0.51. .33for3.0

2 131 -60 N15W 80.0-109.0=29.0 0.30/0.35 -

3 142 -45 S15E 69.5-126.0=56.6 0.74/0.90 -

4 203 -54 S15E 43.5-84.0=40.5 0.10/0.46 - 5 164 -45 N30W 116.0-158.0=42.0 0.10/0.97 0.10/0.35

6 No Mineralization reported.

      Nickel Rim Mines Ltd.

In 1965, Nickel Rim Mines optioned the property and reportedly discovered gold in an area between Amphibolite Bay and Snowshoe Lake. Gold Values as high as 0.52Au oz/T were reported by the Company with gold bearing samples being collected from a quartz porphyry intrusion and surrounding metavolcanics. Gold was believed to be associated with magnetite, and a magnetic survey was completed over a portion of the property indicating an anomaly 600m by 2000m in size.

The location of this work was undertaken on the present claim #1165373. During the period August 6/74 to September 30/74 and June 12/75 to June 18/75 eight drill holes were completed by H. Niemetz on the copper/gold bearing showing on Claim #398724 (New 1229493) for a total footage of 729.0 feet. Generally, dacitic flows, pale to dark green in colour, locally amygdular and slightly magnetic with blebs and seams of epidote were intersected. Drill holes #1 and #1A were drilled westerly and holes #2, #3, #4, #5 and #1B were drilled in and easterly direction.

Table #3 Niemetz Showing Drill Holes

Hole # Depth Dip Bearing Interval Width Cu% Au oz/T

(Feet) (Feet) (Feet)

1 124.0 -45 290 1.0-2.0 1.0 0.65 0.12

3.6-6.6 3.0 0.29 0.06

7.8-10.0 2.2 0.06 0.005

12.9-15.0 2.1 0.45 0.03

19.5-23.6 4.1 0.23 0.04

29.5-35.8 6.3 0.76 0.19

1A 104.5 -60 290 6.0-7.5 1.5 - 0.358 sludge

1B 25.0 85 7.5-10.5 3.0 - 0.296 sludge

2 152.0 -50 100 35.0-43.0 8.0 n/a 0.02

43.0-47.0 4.0 n/a TR

48.4-51.5 3.1 n/a 0.04

69.8-76.0 6.2 n/a TR

78.5-83.5 5.0 n/a 0.02

93.5-94.2 0.7 n/a 0.04

3 118.0 -45 90 28.0-33.0 5.0 n/a 0.02

33.0-38.0 5.0 n/a TR

38.0-43.0 5.0 n/a 0.02

43.0-50.0 7.0 n/a 0.02

4 102.0 -65 90 61.0-65.0 4.0 n/a 0.02

70.0-75.0 5.0 n/a 0.02

90.0-97.0 7.0 n/a 0.02

5 104.0 -45 115 6.0-34.0 28.0 n/a TR

6 No Drill Logs

129 -45 100

The H. Niemetz (Nickel Rim Mines) occurrence is shown on Ontario Geological Survey Map 2324 accompanying the report by G. Bennett Report 163, 1978, as No. 48.

8.2.3 Sturdy Mines Ltd.

A second mineral occurrence was discovered by the Ontario Geological survey near Snowshoe Lake. This is No. 49 and is described as being 1 mile west of Snowshoe Lake in Southern Briggs Township. "The mineralization, consisting mainly of disseminated chalcopyrite and patches of malachite, appears to be associated with inclusions of mafic metavolcanics, in epidotized quartz diorite. A selected grab sample assayed by the Mineral Research Branch of the Ontario Division of Mines was found to contain 0.08 ounce of gold per ton, 0.8 ounce of silver per ton and 0.96 per cent copper. Reference: Report #163 O.G.S., G. Bennett, 1978, Page 108.

This occurrence was covered by the location of sixteen claims by Sturdy Mines Limited in August/September 1970. The property is described by the company as being located 12 miles southwest of the Town of Temagami and four miles northeast of the Copperfields Mining Limited mine.

The mineral showing is contained within sheared granodiorite, is exposed for a width of 10 feet on the west flank of a shear or fault structure which varies in width from 20 to 100 feet. The fault structure has been traced for 2500 feet. Mineralization is a sulfide replacement within the shear consisting of pyrite, bornite and chalcopyrite with good gold values. Grab samples by Sturdy Mines gave values to 7% copper and 0.85oz Au/T. Representative chip samples assayed 1.72% copper and 0.14 oz Au/T across 8 feet; 2.7% copper and 0.16 oz Au/T across 10 feet, and 2.1% copper and 0.19 oz Au/T across 10 feet.

The company completed eight AX sized drill holes between May-June 1971 all at a dip of -45 for a total footage of 2178 feet. Three of the holes 71-SB(4-6) were completed in the vicinity of the showing. Only narrow widths in #4 and #6 contain copper values, 0.12 for 2.7' and 0.12 for 4.0' respectively. Gold values were 0.01 and 0.05 oz Au/T. Other holes were undertaken to test the fault structure 300 feet and 800 feet northeast and 2600 feet southwest of the showing area. Reference: E.F.Carr news release and Assessment report for Sturdy Mines Ltd. 1970-71.

The writer is not aware if the claims had a continuous ownership prior to the removal of the land caution as records are incomplete.

    Post Land Caution Removal

No exploration work was conducted on the property from 1975 until September 1996 when the Temagami Land Caution was in effect. After the caution was lifted the property was staked by the vendors and prospecting, rock, grab and chip sampling undertaken.

A Prospecting Report on the property dated October 14/98 completed by G. Chitaroni describes three prospecting trips and sampling undertaken during Dec. 1997 and Oct. 1998. Assay results included values of 2230 ppm copper, 665 ppb and 309 ppb gold.

During the fall of 1999 an OPAP Grant of $15,000.00 was issued to undertake prospecting and geophysics on the property. Prospecting, rock sampling, a magnetometer survey, an EM Survey and Resistivity Survey were completed covering 18.1 km of grid. The report was prepared by Thomas Van Cardinal of Baylake Explorers with the assistance of Meegwich Consultants (Geophysical), G. Chitaroni, Geologist, and Gary Grabowski, Ministry of Mines Geologist. One large magnetic anomaly and four isolated smaller anomalies are indicated. Reference: OPAP-Niemetz Copper Gold Property, Thomas von Cardinal, January, 2000.

Table #5: Rock Chip Samples by Gino Chitaroni from the Niemetz Showing Area

No. Location Width (Feet) Description Au/g/T Agppm Cu%

1 Ll9W-375N 15 Vein/Calcite 13.34

2 L9W-350N Pit Basalt Fe/gossan 1.50

10-20% py

3 L10W-345N O/C Basalt, bleached -

4 CL#1230653 O/C Granodiorite 4.63

Gabbro

5 CL#1230653 O/C As per #4 5.06

6 CL#1230653 O/C As per #4 2.45

Rock Chip Samples by the writer from the Snowshoe Lake Showing Area

TX#1 7.0 Sheared Volc. 0.125 17.1 1.29

TX#2 8.0 Sheared Volc. 0.151 10.1 1.27

Rock Chip Samples by the writer from the Niemetz Showing Area

TX#3 12.0 Silicified Volc. 0.231 3.0 0.27

TX#4 3.0 Silicified Volc. 0.033 1.2 0.13

TX#5 Grab Silicified Volc. 80 ppb - -

TX#6 3.0 Mafic Dike 0.008 0.6 0.015

#2Post-CL1230613

TX#7 Grab Pillowlava 0.001 0.5 0.063

@11 + 75W/BL

The Snowshoe Lake Occurrence consists of malachite and chalcopyrite mineralization within sheared granodiorite/altered gabbro with the showing exposed for 15 feet (4.57m) along the north side of a trough which appears to be a strong fault feature.

The Niemetz Occurrence consists of sheared amygdular volcanics with blebs and seams of chalcopyrite and pyrite.

Eleven Em-16 conductors are inferred by Meegwich Consultants Inc. All conductors are weak/poor in length and intensity except for conductors D-B-E that may be a single conductor of 800 metres in length.

The results of the OPAP funded program were positive and additional surveys were recommended. These recommendations were undertaken by Tryx Ventures Corp. as part of further evaluation on the property.

In summary, the Niemetz property is located between two Copper-Nickel precious metals deposits, 1) the former Teck Copperfields Mine which produced 684,000 tons of ore grading 6.48% Cu, 0.02 opt Au and having present reserves of 1,250,000 tons grading 0.78% Cu, 0.58% Ni and 0.07% Co, and 2) the Diadem-Copper-Nickel deposit (Teck) with known resource of 500,000 tons @ 0.50% Cu, 0.1% Ni to a tested depth of 500 feet.

The writer is not aware of any mineral resources or reserves or the undertaking of metallurgical or mineralogical testing on the property.

9.0 Geological Setting

Archean metavolcanic-metasedimentary rocks occupying a major syncline have been intruded by three periods of granitoid intrusions. Sediments underlie the sequence and basalts form a boundary to the north and Iceland pluton to the south. Numerous mineral occurrences are known in the greenstone belt, some of which have been past producers.

The Niemetz property is situated along the southwesterly limb of the syncline, within five kilometers of a past producer.

9.1 Regional Geology

Early Precambrian (Archean) metavolcanic-metasedimentary northeast trending rocks are the principal geological feature of the Northeast Temagami area. This belt averages about 13 kilometers wide and 29 kilometers long with the dominant structure being a northeast trending syncline called the Tetapaga Syncline that has been modified by the emplacement of granitic plutons. The metavolcanic and metasedimentary units are composed of a differential suite of theolitic to calc-alkaline volcanic rocks and clastic chemically precipitated sedimentary rocks (Bennett, 1978). The greenstone belt has been intruded by three separate granitoid intrusion, the Strathy-Chambers and Spawning Lake Batholiths and the Iceland Lake Pluton, in part covered by the Niemetz property.

The metasedimentary and metavolcanic rocks along the southern limb of the Tetapaga Syncline consist of massive to pillowed Fe-rich theolitic basalts in the lowest unit, and intermediate to felsic effusive and fragmental rocks with banded iron formation within the central unit. This whole sequence is underlain by mudstone and turbidic wackes and is bounded by iron rich basalts to the north and the Iceland Lake Pluton to the south.

Intrusions into the Temagami Greenstone belt have a varying range in composition including pyroxenite, gabbroic trondhjemitic, quartz feldspar porphyry, hornblende-quartz diorite and granite. The Iceland Lake Pluton is described by G. Bennett as follows:

" The Iceland Lake Pluton includes most of the granitic rocks of Briggs and Strathcona Townships. The granitic rocks of this pluton may be divided into three groups, which consist mainly of (1) chlorite trondhjemite, (2) hornblende-quartz diorite, (3) hornblende trondhjemite.

All three groups do not differ greatly in overall composition. The distinction was made mainly on the basis of texture as well as a megascopic estimation of the percentage of mafic minerals and quartz during field mapping. The rocks in question appear to straddle the boundary between quartz diorite and trondhjemite. The division used here agrees with that of Moorhouse (1942).

The chlorite trondhjemite phase of the Iceland Lake Pluton includes that roughly oval-shaped body of granitic rocks extending from the southern boundary of the map-area near Driftwood Lake, northeastward into central Strathcona Township. The body is about 9.6 km (6miles) long by 3.2 km (2 miles) wide with a total area in the map-area of about 20.7 km2 (8 square miles). Good exposures of chlorite trondhjemite phase are found along the Temagami Mine road in Strathcona Township and on Iceland Lake in the western part of Strathcona Township.

The chlorite trondhjemite phase of the Iceland Lake Pluton is generally massive, equigranular, with an average grain size of about 3mm. The chlorite trondhjemite is a mottled dull grey to pale brownish grey, or pale green on fresh surfaces, and grey to dull white on weathered surfaces. At many localities the joint surfaces are coated with a thin coating of dark green chlorite. This feature is particularly noticeable in outcrops along the Temagami Mine road........

The hornblende-quartz diorite phase of the Iceland Lake Pluton forms the western part of the pluton, and its eastern limit roughly coincides with the eastern boundary of Briggs Township.

The quartz diorite is usually massive, medium grained, with a granitic texture. A few specimens from near the mouth of the South Tatapaga River displayed a somewhat granophyric texture. Quartz diorite generally has a higher percentage of mafic minerals than the chlorite trondhjemite, and can be easily distinguished from the hornblende trondhjemite by the coarser grain size and more euhedral and prismatic hornblende of the latter rock........

The hornblende trondhjemite phase of the Iceland Lake Pluton, which is restricted to the southern part of Strathcona Township, is mostly separated from the chlorite trondhjemite phase to the north by a screen of amphibolite of variable thickness. The hornblende trondhjemite phase of the Iceland Lake Pluton is a medium-to coarse-grained rock, massive to faintly foliated, and locally displays a pronounced lineation. This rock generally weathers pale grey, and on fresh surfaces is mottled pale grey and black. At some localities the rock has a pale pink or yellowish tint. Shiny black prisms of hornblende from 3mm to 2cm long and from 1mm to 5mm wide are characteristic, and provide the main field criteria for the recognition of this granitic phase. In southeastern Strathcona Township a distinct southeast-plunging lineation is formed by the parallel alignment of these hornblende crystals.

The hornblende trondhjemite shows a wider range of compositions than other granitic phases of the Iceland Lake Pluton. On Highway 11 east of Herridge Lake the quartz content and the mafic content vary considerably.

At localities where the volume of mafic minerals exceeds 15 percent, the rock may be considered a quartz diorite and at other localities less than 0.8km (1/2 mile) away the quartz content may rise to over 40 percent. Inclusions and screens of mafic metavolcanics locally contaminate the rock. Pegmatite patches and narrow aplitic dikes are found at many localities. Locally narrow dikes of pink pegmatite contain bright red garnets up to 1cm (0.4 inch) across."

The contact zone between the Iceland Lake Pluton and the enveloping rocks is generally poorly exposed. On Highway 11 west of Lowell Lake, a narrow zone approximately 30 metres in thickness shows no evidence of gneissic migmatite. South of Ferguson Island, in the Northeast Arm of Lake Temagami the chloritic trondhjemite phase appears finer grained and is difficult to distinguish from the metavolcanics in the area. The westerly contact zone is shown on Map 2324, Ontario Division of Mines as a complex interfingering of quartz feldspar porphyry, quartz porphyry, and felsic and mafic to intermediate metavolcanics.

Plate #1

Ontario Geological Survey

Map 2361

Sudbury - Cobalt

Scale 1 inch = 4 miles

Temagami Area Greenstone Belt

Legend

Property Geology Plan #6

Ontario Division of Mines

Reference

Map 2324

Ontario Division of Mines

Briggs and Strathcona Townships

Nipissing District

Scale 1 inch = 1/2 Mile

In discussing the Level of Emplacement for the rocks of the Iceland Lake Pluton, G. Bennett states, "The rocks of the Iceland Lake Pluton, particularly the chlorite trondhjemite phase and the hornblende-quartz diorite phase, exhibit some features considered by Buddington (1959) to be indicative of emplacement in the epizone which is less than 6.4 to 9.7 km (4 to 6 miles) below the surface (S.B.Lumbers, Curator of Geology Royal Ontario Museum, personal communication to G. Bennett, 1969). Features indicative of a relatively high level of intrusion are:

A) The presence of numerous, apparently associated porphyry dikes.

B) The local presence of a fine-grained border facies.

C) Presence (although rare) of granophyric textures.

D) Local truncation of country rocks with no evidence of doming (e.g. southern Briggs Township).

E) Narrow or locally absent contact aureole

F) Lack of aplite and pegmatite..

G) Relatively fine-grain size of main body of intrusion.

On the other hand, these criteria may be qualified by the lack of variolitic cavities, the rarity of granophyric textures, the local development of a contact aureole and the local doming and disturbance of the country rock. The author suggests that the level of intrusion of the Iceland Lake Pluton is transitional between the epizone and mesozone. The suggestion of Lumbers that the level of intrusion is equivalent to the lower epizone seems appropriate . (S.B.Lumbers, Curator of Geology Royal Ontario Museum, personal communication to G. Bennett, 1972). The hornblende trondhjemite phase exhibits some characteristics that suggest a lower level of intrusion than other phases. The coarser grain size, local development of pegmatite and aplite, and possibly a wider contact aureole are the main features in this regard. The writer suggests, however, that these features of the hornblende trondhjemite phase could also be interpreted to indicate that the rock was intruded into warmer country rocks than the earlier phases."

9.2 Structural Geology

The most prominent structural feature of the Northeast Temagami area is an east-northeast trending syncline within the Archean metavolcanic-metasedimentary belt. The syncline has a pronounced marked asymmetry of the axis with respect to the iron formation units that are the main marker horizon.

To the north, the axis lies within 300 metres of the iron formation while to the south it lies about 3000 metres from the iron formation. The dominant fracture directions are north-northeast, northwest and northeast. North trending fractures are indicated by the occurrence of altered gabbro dikes while an extensive northwest striking fracture system is indicate by diabase dikes, altered gabbro dikes, as well as topographic lineaments as indicated by drainage systems.

The major topographic feature of the area, the northeast arm of Lake Temagami, is underlain by a strong fault zone of sheared felsic to intermediate metavolcanics that is approximately 1200 metres wide. Generally, a common feature of the major shear zones of the area is carbonatization, extensive width of the zones, and an association with felsic metavolcanics.

9.3 Local Geology

The property covers the contact area between granitoid rocks of the Iceland Lake Pluton to the east and a complex interfingering of quartz porphyry, quartz feldspar porphyry, and felsic and mafic intermediate metavolcanics to the west. Two mineral occurrences are documented in Government Reports that are described by G. Bennett 1978 in Ontario Geological Survey Report 163 on page 108 as H. Niemetz (48) and Snowshoe Lake (49).

G. Bennett describes the H. Niemetz (Nickel Rim Mines Limited) option 1965 as a claim group being underlain by altered intermediate to felsic metavolcanics intruded by quartz porphyry and younger mafic dikes. At the time of the completion of Report #163 the claims had lapsed.

The Snowshoe Lake occurrence is described as inclusions of mafic metavolcanics in epidotized quartz diorite with disseminated chalcopyrite and malachite located in a small pit along the north side of the Temagami mine access road.

Table #4 Legend Geology of Northeast Temagami Area

As described by Bennett, G. 1978, pages 6, 7, Report 163 Ontario Geological Survey, the Lithologic units are shown in Table #4.

  Deposit Types - Target Models

The target models for the Niemetz Property are defined as:-Temagami-type copper, silver, gold bearing shear hosted disseminated to stringer sulphides which are characterized by magnetic highs associated with intrusive porphyries and also:- magmatic copper-nickel-cobalt (+PGE) deposits related to mafic and ultramafic intrusions such as at the Temagami (Teck) Copperfields Mine and the Diadem deposits.

The Copperfields mine as a past producer and the Diadem Copper- Nickel occurrence with a known mineral resource are typical of the target models for the property.

Copperfields is situated 5 kms. west of the Niemetz property and the Diadem deposit 10 kms. east.

The exploration program is based on continued I.P. geophysical evaluation of untested areas between the north, south and west grids and drill testing of the indicated prime targets.

Another target model for the property is diamond bearing kimberlite bodies which are known to occur within the Lake Temiskaming Rift Valley System and which are characterized by either high or low bullseye type magnetic anomalies. Such anomalies are known on the property.

11.0 Mineralization

The Temagami Greenstone Belt is the host for numerous precious metal and base metal deposits and occurrences as well as large Banded Iron Formation deposits. Bennett (1978) lists a total of 130 mineral occurrences which are interpreted as fissure fillings or veins, those of hydrothermal origin, sulphide facies iron formation, with 70 occurrences within metamorphic mafic flows, 22 occurrences within metamorphic dacitic flows, 24 occurrences within rhyolitic breccias and flows, 8 occurrences within mafic intrusions and six others within metamorphased sedimentary rocks (1), Granite plutons (4) and Gowganda formation (1).

Much attention has been placed on a Pyritic Zone, which occurs along the footwall of the Temagami Island gabbro. The zones with a thickness of a few inches to several tens of feet occurs consistently, as massive pyrite, irregular dissemination, veins and stringers of pyrite, nickel-bearing pyrite with minor amounts of millerite and abundant chalcopyrite. The host rocks are intensely fractured and brecciated, with dense rhyolite less altered than the mafic rocks which appear highly saussuritized and chloritized and often strongly dolomitized and silicified within the pyrite ore zone.

On Temagami Island at the Copperfields Mine (Teck Corporation) it is reported by Franklin (1966) that the pyrite zone resulted from the hydrothermal alteration of a pyrrhotite-bearing zone at the base of the gabbro sill, with pyrrhotite being replaced by pyrite with the release of nickel to form millerite.

The Niemetz showing is poorly exposed, covering a small outcrop area of pale green sheared amygdular dacitic volcanics which are slightly magnetic, containing blebs and seams of epidote with chalcopyrite occurring as fracture fillings, thin bands and seams of a stringer nature. The occurrence is located within a rhyolite unit near an inclusion of rhyodacite or andesite immediately west of a quartz porphyry body. The depth of mineralization has not been established but historical drilling indicates that gold-copper values extend to at least 75 feet in depth.

The Snowshoe Lake showing is described as consisting mainly as patches of malachite and chalcopyrite associated with inclusions of metavolcanics in epidotized sheared quartz diorite or granodiorite.

Mineralization is exposed along a northeasterly zone of shearing, which has been traced for over 2500 feet. The copper gold zone extends for 15 feet with a width of 10 feet to a depth of at least 185 feet.

12.0 Issuer Exploration

12.1 Survey Grid

During April and May 2000 a survey grid was established over the claims by a field crew organized by Meegwich Consultants Inc. of Temagami, Ontario. This grid revitalized and expanded the 18.1km of survey lines undertaken as part of the 1999 OPAP Government grant. A total 39.2km of new line cutting was completed. Four kilometers of base line at an azimuth of 0 degrees were undertaken. Grid lines were cut at 100 meters spacing except over the areas of the two known mineral occurrences where the spacing was at 50 meters. Survey stations for geophysical programs were established at 12.5 meter spacing.

    Magnetometer Survey

    A magnetometer survey was completed over the survey grid during April and May 2000, covering a total of 39.225 kilometers. Readings were taken at 12.5 meter stations with a total of 3100 readings being completed. A Gem System Overhauser GSM-10 V5.0 magnetometer was used for the survey (serial No.58479) with a Scintrex-EDA base station being established to monitor and correct for diurnal variation.

    The results of the survey are presented in Contour Format by Meegwich Consultants Inc. in a report dated May 2000. Several isolated magnetic highs occur over the southern part of the claims with special interest to areas near where three sulphide occurrences are known.

    The main showing area on L950W, 950S has a high up to 3138 gammas where an assay of 13.0 g/T Au was obtained previously. To the west of 1450W as reported by D. Laronde, magnetic response is slightly elevated by 100 gammas which could indicate a contact between two volcanic units of different ages.

    In the area of the east sulphide showing, Snowshoe Lake occurrence, four irregular shaped magnetic highs were obtained. Mr. Laronde noted that the showing flanks an intense magnetic high to the north. Samples collected by Sturdy Mines in the early 1970's from this occurrence were reported to be as high as 7% copper and 0.85 oz Au/T.

    Immediately north of the base line, a fifty meter wide linear feature, eight hundred meters long, crosses the survey grid. This feature with readings of 200-300 gammas intensity is probably a mafic dike, which could also indicate a zone of weakness or fault. Further north in the vicinity of TL850N and again in the area of TL1450N, 1650N, 1850N magnetic highs may be caused by the presence of Temagami Island diorite.

    Horizontal Loop EM Survey

    Meegwich Consultants Inc. undertook a Horizontal Loop EM survey over the property during April and May 2000. Instrumentation consisted of an Apex Maxmin I unit (serial No.5309) with three frequencies being read, 220, 1760, and 7040 Hz measuring the in-phase and quadrature components of the secondary field to an accuracy of +/- 0.5%.

    Included in the instrumentation is a maxmin field computer, digitally storing data so that daily profiles can be examined. A total of 36.00km of survey was completed with 1400 readings being taken for each of the three frequencies along lines 100 meters and 150 meters apart and survey stations at 25 meters.

    As stated by Mr. Laronde, "The HLEM survey picked up a series of 10 conductors that are for the most part very weak responses that are high channel out-of-phase anomalies and show up marginally on the lower channels."

    Seven of the anomalies are interpreted as being either overburden or fault, one as being caused by overburden, and two as being caused by mineralization. Conductor D, a weak conductor, interpreted as a possible mineral source, appears to have weak magnetic association. Conductors I and J are very weak but occur near the main showing area. It is recommended that conductors D, I and J should be drill tested after I.P. has been completed as disseminated mineralization common in the area does not respond well as a HLEM target. As stated by Mr. Laronde, "From the HLEM survey one might conclude there is no near surface massive sulphide body of significant size and that anomalies D, I, and J require follow up work since they may be indicating stringer or disseminated mineral."

    Mr. Laronde has recommended that further exploration utilizing Induced Polarization should be completed so as to detect disseminated sulphide mineralization, which is difficult to outline using the HLEM geophysical method.

    Prospecting-Rock Sampling

    As part of the Ontario Prospecting Assistance Program reported on by Thomas von Cardinal and Gino Chitaroni in January 2000, geophysical surveys over a part of the claims and rock sampling of the mineral occurrences were completed. This work was not funded by Tryx Ventures Corp. but is considered as valuable information leading to the surveys undertaken by the company. Six rock chip samples were collected by Mr. Chitaroni, B.Sc. Geologist, with three samples from the main Niemetz showing and three from the Sturdy Mines (Snowshoe Lake) showing. Gold assays for the Niemetz showing were 13.54, 1.50, and 0.03 g/T, and for the Snowshoe Lake showing 4.63, 6.06 and 2.45 g/T. The highest copper assay was obtained from the Snowshoe Lake occurrence at 1.28%. During May 2000 seven samples were collected by the author from mineral showings on the claims. These are described as follows:

    Snowshoe Lake Occurrence: Malachite and chalcopyrite mineralization occurs within sheared granodiorite/altered gabbro with the showing exposed for 15 feet (4.57m) along the north side of a trough which appears to be a strong fault feature. Assay data is as follows:

    Table #6: Selected Chip Samples

    Sample No. Width Au oz/T Ag(ppm) Cu% Pb(ppm) Zn(ppm)

    TX 1 7.0΄ 0.125 17.1 1.29 <2 83

    TX 2 8.0΄ 0.151 10.1 1.27 <2 107

    Niemetz Showing: Chalcopyrite and Malachite occurs within a sheared volcanic as fracture filling, thin bands, and seams of stringer nature.

    ppm

    TX 3 12.0΄ 0.231 3.0 2728 <2 160

    TX 4 3.0΄ 0.033 1.2 1344 <2 81

    This sample located 50΄ (15.2m) south of TX3.

    TX 5 80ppb <0.2 139 <2 41

    This sample as grab type from oxidized silicified volcanic along the edge of gravel pit.

    TX 6 3.0΄ 0.008 0.6 150 <2 164

    This sample is from a mafic dike located 75΄ north of post #2 claim #1230613.

    TX 7 0.001 0.5 629 <2 104

    This sample was cut from an outcrop area of pillow lavas 100΄ x 100΄ at 11+75W along B/L.

    Gradient Realsection TDIP Resistivity Survey

A Gradient Realsection Time Domain Induced Polarization survey was completed over sections of the property by Quantec GeoScience Inc. during the period July 31 to August 17, 2000 and reported on in October 2000. The objective of the survey was initially to define and delineate, Temagami-type copper, silver, gold bearing shear hosted disseminated to stringer sulphides with emphasis on magnetic highs associated with intrusive porphyries, and also magmatic copper-nickel-cobalt (+/-PGE) deposits related to mafic to ultramafic intrusions such as the Temagami Copper Mine (Teck) and Diadem deposits located 4km to the west and 10km to the east, respectively.

A field crew of six people consisting of operators and supervision completed the survey in eighteen days, from a base of operation at Northern Paradise Lodge in Temagami.

The Gradient Array surveys in defining and delineating chargeability and resistivity signatures, provides deep penetration and high resolution reconnaissance mapping to a depth of 250 meters with Realsection follow-up to +300 meters for possible drill target definition.

The survey consisting of 68.125 line-kilometres covered three grid areas North, South, and West with the coverage completed to explain targets previously identified. North Grid - Work examined shear hosted pyrite-chalcopyrite mineralization related to HLEM conductors D and C (Meegwich) similar to Diadem/Temagami Copper polymetallic deposits; South Grid - Niemetz/Snowshoe Lake and West and gravel pit sulphide showings were covered including shear hosted mineralization associated with porphyries identified by magnetic highs, and HLEM conductors F, G, H, I, and J (Meegwich); West Grid - magnetic VLF-EM conductor A (Meegwich) which is on strike with the Amphibolite Bay magmatic Cu-Ni-Co (+/-PGE) sulphide occurrence to the west was covered.

In considering the Target Model, the most representative geophysical signature would be chargeability high as a direct indicator of sulphides, in direct relationship to a narrow, coincident resistivity low over subvertical stringer to massive sulphide bands housed in a broader high resistivity feature which is often consistent with decreased porosity relating to quartz-carbonate alteration. As stated in the Quantec report Section 4.1 "The present geophysical interpretation concentrates mainly on the IP/Resistivity results, particularly the chargeability, which represents a near-direct indicator for sulphides ranging from disseminate to massive, as well as graphite and magnetite, the latter which tends to produce weaker anomalies-with the resistivity providing the better information on lithology, alteration and structure. The geophysical compilation/interpretation plan highlights both the strength and the resistivity-association of the IP axes, which relates to their likely source/alteration type, i.e.

  High resistivity IP axes, where the bulk chargeability is either related to disseminated sulphides possibly associated with the key quartz-carbonate alteration systems or, alternatively, stratigraphic sulphides or magnetite within more felsic/less porous geology, as well as weak IP highs relating to bedrock topographic effects;

  Low resistivity IP axes, possibly related to higher concentrations of sulphides, particularly the stronger anomalies, ranging from stringer to massive; or alternatively, to disseminated sulphides found within clay/chlorite altered systems, or alternatively, sulphides in more porous geology or fault-fracture zones.

  Nil p and Contact-type IP axes, likely corresponding to either more weakly-altered mineralization, or in cases of more deeply buried silicified and/or clay/sulphide-rich mineralization (due to the fact that resistivity highs/lows are poorly resolved below deep overburden), or possibly mineralization occurring along geologic/geoelectric contacts.

Clearly, therefore, while the low resistivity/high chargeability association appears represents the key geophysical target signature, based on the shear hosted and magmatic sulphide targets sought for on the property, all anomaly types (high p / low p / nil p), could potentially represent equally valid exploration targets."

As further stated in Section 4.2 Geophysical Survey Results, "The IP Resistivity results over Niemetz successfully discriminate signatures potentially associated with lithology, fault-fracture structures, chemical alteration, and most importantly, chargeability responses related to sulphides and precious metals mineralization

In plan, the chargeability and resistivity results are marked by well defined, crosscutting NE-SW concordant and EW to ESE discordant fabrics, which agree with the dominant regional structural directions - with the east-westerly trends the best developed, due to their preferential orientation to the measurement array. Strong chargeabilities occur throughout the survey area, but are more prevalent in the western half of South Grid and West Grid, which correlates with the felsic volcanic units and likely reflects higher levels of disseminated sulphides than in the adjoining basalts. Higher bulk chargeability levels are also present in North Grid, which is unexpected, since lower sulphide levels are normally found in felsic intrusive plutons, but might otherwise indicate favorably high concentrations of mineralization due to other source (i.e., magmatic intrusives),locally. In contrast, the southeastern survey area features lower chargeabilities and unexpectedly, higher bulk resistivities - with the IP reflecting below average sulphides within the basalts, whereas the resistivities possibly reflect the presence of pervasive qtz-carbonate alteration along the Mark Lake structure or, otherwise, possibly shallower overburden.

Generally speaking, the resistivities within the volcanics to the south appear elevated relative to the granodioritic intrusives to the north - which is unusual, given the generally higher felsic content found in the granites. While this might otherwise reflect the effects of both contact metamorphism and higher levels of qtz-carb. alteration in the volcanics, at Niemetz, the Realsections indicate deeper overburden to the north. Most importantly however, is the fact that the strongest chargeabilities (>15mV/V) are most often associated with resistivity lows, indicating the presence of potential stringer to massive sulphides (including the Niemetz Showing), and also appear to occur in the center of the TDIP-defined crossing structures, which suggests an important structural control to the mineralization on the property."

The Quantec report describes a total of 296 identified anomalies which form eighty interpreted chargeability axes which are described as narrow (<10-50m) subvertical NNE to NW trending zones of bedrock mineralization. Seven of these are defined as strong I.P. linear indicating strong concentrations of disseminated to stringer sulphides. The I.P.axes tend to be sinuous (100-500m) in length with frequent strike changes, which reflect structural offsets and fault fracture control to the mineralization.

Ten zones of significant chargeability axes (10-15mv/v moderate, 15-20mv/v strong) have been interpreted and shown on Interpretation Plan Map. These zones are A, A΄ , B, B΄ B΄΄, C, C΄ , D, D΄, D΄΄.

Zones A and A΄ located in the North Grid Area within the trondhjemitic and plutonic dioritic rocks consist of 7-9 separate EW to ESE-WNW and ESE-ENE subparallel weak to moderate strength chargeability axes of 10-11mv/v covering HLEM conductors C, D and E (Meegwich). The conductor in Zone A is indicated as being vertical to subvertical, and narrow (<10m) and probably extending below 300m and potentially representing stringer to massive sulphides related to a magnetic rich shear zone or possibly magmatic mineralization associated with the ultramafic intrusives. Two diamond drill holes have been proposed for these zones.

Zone B consisting of 3-4 weak to moderate strength narrow anomalies indicates thin disseminated mineralization extending E-W in the area of the Snowshoe lake occurrence. Unfortunately because of the presence of an electric power line the Snowshoe Lake showing was only partially covered. As described by Quantec "The IP anomaly also strengthens northeast of the showing at L500E/975S, and remains open along strike. Realsections indicate that his IP anomaly also broadens (>25m) east of SLSM, is likely subvertical to steeply dipping and is strongest below 100m depth - it also extends below 300m". Potential drilling of zone B is recommended in two holes.

Zone B΄ to B΄΄ is a continuous conductive zone extending for 1000 metres in the north part of the south grid with a disruption on line L900W. Zone B΄ to the east is described as being located along the felsic volcanic and dioritic contact, consisting of weak to moderate strength (<11mv/v) indicating disseminated mineralization of potentially significant amounts. As interpreted by Quantec, "The Realsections across B΄ indicate that the IP axes are subcropping (<50m), narrow (<10-25m), subvertical and likely extend below 300m depths. In spite of its possible lithologic origin and/or weak alteration, a high 2nd priority is assigned to Zone B΄, as a shear-hosted disseminated sulphide target due to the relatively anomalous IP and the possible crossing structure". Two diamond drill holes are recommended. Zone B΄΄ to the west, is underlain by felsic volcanics and is formed by two parallel east west, moderate to strong IP axes which appear consistent with disseminated stratigraphic sulphides in rhyolite. Realsections suggest subvertically dipping and subcropping IP axes that may pinch out at depth along a high angle fault zone at about 200m. One diamond drill hole of 250m is recommended to test this conductive zone.

As describe by Quantec "Zone C represents a prominent high bulk chargeability and low-to-moderate resistivity feature which coincides with the Niemetz Showing, near 950W/975S, and its associated magnetic porphyry intrusive, lying in contact just to the northwest. Zone C resembles the Zone B/Snowshoe Lake response in its characteristic cross-cutting IP/Resistivity signatures, but differs in its strong coincident magnetism and lower resistivity - owing to the presence of the porphyry and, more importantly, to its conductive IP axes and resulting stringer-massive sulphide potential. Zone C, which consists of 3-4 weak to moderately strong IP linears, extends from west-northwest of the Niemetz occurrence, at L700W/850S

Realsections indicate that the IP features are subvertical to steeply south-dipping and appear to subcrop (depth <50-100m). The Niemetz occurrence is shown (see L950W interpretation) to coincide with a weak ( 7mV/V), conductive IP body, lying along the magnetic porphyry contact, which is narrow (<10m) and appears to be vertically discontinuous - pinching below 50-100 depths (explaining the poor drill results) but possibly swelling below 200m. More importantly, the Realsections also identify stronger (>10mV/V) and thicker (10-25m) polarizeable zones which are 50m north of the Niemetz, are directly associated with the magnetic porphyry, and who's conductive to contact-type resistivity are consistent with stringer to massive sulphides

Although the Zone C chargeability axes are predominantly resistive, consistent with disseminated sulphides in either qtz-carbonate altered or felsic units, it lacks the pronounced, horst-like resistivity feature found associated with B - this decreased bulk porosity either reflects subsequent structural shearing or argillization, or indicated that the area is not strongly qtz-carbonate altered."

Zone C has been defined as a high 1st priority target with two diamond drill holes recommended for evaluation of the anomaly.

Zone C΄ located to the east of the Niemetz showing has a strike length of 3-400m, is an east-west trending polarizeable horizon, having strong porphyry-like magnetic signature with low resistivity and high chargeability and consistent with disseminated stringer sulphides within a quartz-carbonate altered or felsic volcanic host rock. As described by Quantec "In Realsection, it is subvertically dipping and nearly subcropping (<75m depth) and displays a narrow to anomalous moderate width (<10-25m). It may also pinch below 250m depths. In spite of its possible limited depth extent, we recommend that Zone C΄ be tested, as a 1st priority shear-hosted target, across its strongest point along L300W/938S, with a 60 degree north dipping, >250m length drill-hole, from L300W/1025S."

Zone D consists of 2-3 moderately strong IP axes consistent with disseminated sulphides either in quartz-carbonate altered shears or felsic units. IP axes are indicated as being narrow (<10-25m), subcropping mineralized zones, dipping southerly and extending to below 250m in depth. Diamond drill testing is recommended.

A high priority designation is assigned to Zone D΄ because of its high and contact type resistivity signature indicative of disseminated sulphides. Realsection indicates that the conductive zone is partially buried, but subcrops along 700W-900W and 500W. Dips are steep to the south; the zone may be depth-extensive but may also pinch out below 250m across line 500W/1175S. Diamond drill testing is recommended.

As described in the Quantec report, "Zone D represents the center of a series of sub paralleling, predominantly resistive IP axes which are defined in West Grid. This area covered VLF conductor A and a coincident magnetic high lineament, possibly relating to a porphyry intrusive, but also lying along strike with the Amphibolite Bay Cu-Ni occurrence further west. Zone D΄΄ consists of 7-8 regularly spaced (50-100m), weak to strongly polarizeable, east-west to ENE trending IP axes, with mixed high to contact-type resistivity signatures - indicating disseminated sulphides. The strongest chargeabilities measured at Niemetz (>20mV/V) are found along its central most IP axis, which is also coincident with the weak magnetic lineament (50-100)nT). Realsections indicate that the IP axes along Zone D΄΄ are possibly moderately south-dipping and likely subcrop (see interpreted RSIP). They also provide evidence for subhorizontal faulting below 120m depths, which might disrupt or truncate the IP horizons. Given the resistive nature of IP axes locally, the VLF-EM axis could be related to a WNW-ESE trending, fault-like, chargeability Low/Resistivity Low structure just north of the IP target, i.e.. overburden or fault related. We recommend that D΄΄ be assigned a high 2nd priority, and that it be tested as either a shear-hosted or magmatic disseminated sulphide target, using a shallow, 250m long, 45 degree north dipping drill-hole, from L1750W/1250S."

As table of recommended diamond drill holes as prepared by Quantec is as follows: Drilling will be undertaken on a priority basis as defined by mineralogy, logistics and geophysical signature to properly test all pertinent conductive zones.

Table #7 Quantec Geoscience Inc. - Recommended Diamond Drill Hole Targets

  Drilling

No drilling was undertaken as part of the surveys completed by the issuer.

14.0 15.0 16.0 Prospecting Samples and Approach, Sample Preparation, Analysis and Security and Data Verification

Mineralization at both the Niemetz and Snowshoe Lake occurrences was sampled by the author as representative "chip" or "grab" type samples. The Niemetz showing is of limited exposure with a circular area of approximately 12 feet with a second zone exposed in a shallow pit of 3.0 feet. At the Snowshoe Lake showing the mineralization extends along an 8-10 foot high rock face for a distance of 15 feet.

Analysis was completed by Bondar Clegg Laboratories in North Vancouver using the Au 30 method on samples pulverized to -150 mesh fraction with fire assay AA for gold induc coup plasma for Pb, Ag, Cu, and Zn.

Data verification of assays was not completed but security was maintained while the samples were in the author's possession. It is believed that all necessary measures were taken to maintain the accuracy and credibility of the assay and sampling methods.

Data verification for geophysical work was not attempted as the surveys were undertaken and reported on by qualified professionals.

17.0 Adjacent Properties

Adjacent properties of significance which contain known reserves and mineral resources as published in company report data or governmental data are 1) the former Teck

Copperfields Mine which produced 684,000 tons of ore grading 6.48% Cu, 0.02 opt Au and having present reserves of 1,250,000 tons grading 0.78% Cu, 0.58% Ni and 0.07% Co and 2) the Diadem-Copper-Nickel deposit (Teck) with a known mineral resource of 500,000 tons @ 0.50%Cu, 0.1% Ni to a tested depth of 500 feet.

As discussed in Section 8.0 History, C.J.Niemetz had drill tested a copper-nickel occurrence located near Amphibolite Bay situated approximately 1.5 km. west of the properties westerly boundary.

The Ontario Geological Survey Map 2361, Sudbury-Cobalt at a scale of 1inch = 4 miles.

Plate #1 shows the location of numerous Cu, Ni, Pb, Zn, Co and Iron Formation occurrences within the Temagami Greenstone Belt.

  Mineral Processing and Metallurgical Testing

  Due to the nature of the surveys undertaken no mineral processing or metallurgical testing was undertaken for the issuer.

  Mineral Resource and Mineral Reserve Estimates

  No mineral resource or mineral reserves have been prepared for the issuer.

  20.0 Other Relevant Data and Information

  The Temagami Greenstone Belt consisting of Archean metavolcanic-metasedimentary rocks, averages about 13 kilometers wide and 29 kilometers long with the dominant structure being, a northeasterly trending syncline that has been modified by the emplacement of granitic plutons. Numerous base metal and precious metal deposits and occurrences are known, some of which have become producers such as Copperfields, and Kanichee.

  Interpretation and Conclusions

Two documented mineral occurrences, the Niemetz (48) and the Snowshoe Lake (49) which has been the subjects of historical exploration are included in surveys undertaken by the issuer as a total evaluation of the merits of the property.

Total field magnetics indicated that the known sulphide occurrences are located in close proximity to a magnetic high or as in the case of the Niemetz showing on the magnetic high.

The Snowshoe Lake occurrence appears to be situated on the flank of the high or near an embayment of high response. Charageability highs of 7.4 - 9.3 mv/v and high resistivity immediately to the north make this a prime diamond drill target (Zone B).

The Niemetz occurrence (Main Showing) appears to be on the easterly part of the elongated magnetic high which could extend towards the west sulphide showing and beyond the southerly claim boundary which is along the Temagami Mine access road. Chargeability high for the showing area of 10.0 mv/v and the magnetic high are coincident. Immediately to the south and to the east moderate resistivity is indicated. This is a prime diamond drill target (Zone C).

Two magnetic highs located on L300W called Zone C and Zone D  have low resistivity values with Zone C  having a high chargeability of 18.7 mv/v. Zone C  is recommended a prime diamond drill target.

A north westerly trending line of magnetic high responses located on claim 1230658 may indicate a lamprophyre dike which could have the potential of being diamond bearing.

Bullseye magnetic targets elsewhere on the property may require drill testing for possible Kimberlite sources within the Lake Temiskaming Rift Valley System.

Recent examinations, utilizing geophysical surveys of magnetometer, VLF-EM, and Gradient Realsection TDIP, accompanied by geological reconnaissance and rock sampling have greatly enhanced the economic mineral potential of the property.

Three high priority targets and ten second priority targets have been defined by the Gradient Realsection TDIP/Resistivity Survey.

Exploratory surveys based on a Target Model of Temagami-type shear hosted Au-Cu bearing disseminated to massive stringer sulphides as well as magmatic P.G.E. bearing Cu-Ni-Co sulphide mineralization have met with excellent success.

It is concluded that new viable targets remain to be tested and that historical targets have not been thoroughly evaluated by past surveys.

22.0 Recommendations

Based on the conclusions, the following recommendations are made. Exploratory surveys will include the survey grid reestablishment, additional fill-in Induced Polarization, power stripping and washing where feasible in areas of known mineralization, rock sampling and assaying, detailed geological mapping and diamond drill testing.

Fill-in I.P. will cover areas between the north and south grids and between the south and west grids. The completed (year 2000) Induced Polarization surveys have included real section interpretation so that the depth projections on the anomalies have been indicated establishing true drill targets necessitating evaluation.

Further I.P. may indicate additional targets that require drill testing that could be new targets or extensions of the high priority or second priority targets already established. In any event drill testing of the already established targets is necessary.

22.1 Cost Breakdown - Program Budget

It is my professional opinion that the property is of sufficient merit to justify the following program of detailed exploration:

Phase I

1.0 Camp, food, field supplies $ 5,000.00

2.0 Survey Grid Reestablishment $ 8,000.00

3.0 Gradient Realsection TDIP Survey fillin $ 20,000.00

4.0 Power stripping & washing $ 10,000.00

5.0 Rock sampling and assays $ 4,000.00

6.0 Detailed Geological Mapping $ 8,000.00

  Diamond Drill Testing allowing for drilling of

established targets and possible addition of new targets

after I.P. fill-in, 1400 metres @$80..00/metre $112,000.00

8.0 Report and Engineering $ 25,000.00

9.0 Contingencies $ 20,000.00

Total Phase I $212,000.00

Phase 2

Phase 2 surveys will be success contingent on the results of Phase I

Respectfully Submitted,

John R. Poloni, B.Sc. P.Eng.

  References

  Laronde, David, May 2000, Meegwich Consultants Inc.

  Ground Geophysical Surveys, Niemetz Property

  Chitaroni, Gino, October 14, 1998

  A Prospecting Report on the Niemetz Property

  Von Cardinal, Thomas, January 2000

  Technical Report on the OPAP-Niemetz Copper Gold Property

  Burton, Douglas, 1965

  Report on the Magnetic Survey on the Property of Nickel Rim Mines Ltd.

  Briggs Township, Temagami Area, Ontario

  Bennett, G. 1978, Ontario Geological Survey

  Report 163: Geology of the Northeast Temagami Area, District of Nipissing

  MacGillivray, D., Legault, J., Blackshaw, K., Alikaj, P. October 2000

Quantec Geoscience Inc., Gradient Realsection TDIP Resistivity Survey

24.0 Certificate of Author

John R. Poloni

John R. Poloni & Associates Ltd.

2110 - 150 A. Street

Surrey, BC V4A 9J6

Ph/Fax: 604-541-8828

Email: cj.poloni@telus.net

I, John R. Poloni, P. Eng. Do hereby certify that:

  I am an independent consulting geologist.
  I graduated with a degree Bachelor of Science from McGill University in 1964.
  I am a member of the Association of Professional Engineers and Geoscientists of the Province of British Columbia and a member of the Canadian Institute of Mining and Metallurgy.
  I have worked as a geologist for a total of 39 years since my graduation from university.
  I have read the definition of "qualified person" set out in National Instrument 43-101 and certify that by reason of my education, affiliation with a professional association and past work experience, I fulfill the requirements to be a "qualified person" for the purposes of NI43-101.
  I am responsible for the preparation of all sections of the technical report titled "Technical Report on the Niemetz Property dated June 22, 2001 relating to Niemetz and Snowshow Lake occurrences. I visited the property on three occasions, March 30th one day, May 23,24,25 three days, and June 19,20,21 three days, all in 2000.
  I have not had prior involvement with the property that is the subject of the Technical Report.
  I am not aware of any material fact or change with respect to the subject matter of the Technical Report that is not reflected in the Technical Report, the omissions to disclose which makes the Technical Report misleading.
  I am independent of the issuer, applying all the tests in section 1.5 of the National Instrument 43-101.
  I have read National Instrument 43-101 and Form 43-101 F1, and the Technical Report has been prepared in compliance with the instrument and form.

  I consent to the filing of the Technical Report by Tryx Ventures Corp. with any stock exchange and other regulatory authority and any publication by them, including electronic publication in the public company files on their websites accessible by the public of the Technical Report provided that the meaning is not altered by partial quotes.

Dated this 22nd day of June, 2001

____________________________________ Seal

John R. Poloni P. Eng.

25.0 Maps and Assay Data